Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462 (b) of (i) our report dated February 9, 2007, relating to the combined financial statements of the Combined Predecessor Entities (ii) our report dated February 9, 2007, relating to the consolidated balance sheet of Cheniere Energy Partners, L.P., and (iii) our report dated February 9, 2007, relating to the balance sheet of Cheniere Energy Partners GP, LLC, included in the Prospectus, which is part of the Registration Statement on Form S-1 (Registration No. 333-139572), as amended, declared effective on March 20, 2007.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Houston, Texas

March 20, 2007